Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A of Fidelity Select Portfolios: Air Transportation Portfolio, Automotive Portfolio, Biotechnology Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Defense and Aerospace Portfolio, Electronics Portfolio, Energy Portfolio, Energy Service Portfolio, Environmental Portfolio, Health Care Portfolio, Industrial Equipment Portfolio, Industrials Portfolio, IT Services Portfolio, Leisure Portfolio, Medical Delivery Portfolio, Medical Equipment and Systems Portfolio, Multimedia Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Networking and Infrastructure Portfolio, Pharmaceuticals Portfolio, Retailing Portfolio, Software and Computer Services Portfolio, Technology Portfolio, Transportation Portfolio and Utilities Growth Portfolio of our reports dated April 22, 2008; Chemicals Portfolio, Gold Portfolio, Materials Portfolio, and Paper and Forest Products Portfolio, Telecommunications Portfolio, Banking Portfolio, Brokerage and Investment Management Portfolio, Financial Services Portfolio, Consumer Staples Portfolio, Insurance Portfolio, Home Finance Portfolio and Wireless Portfolio of our reports dated April 23, 2008 on the financial statements and financial highlights included in the February 29, 2008 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2008